Exhibit 16.1

January 24, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	China Education Technology Inc.

File No. 000-52407

We have read the statements made by China Education Technology Inc. which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC

Schaumburg, IL